EXHIBIT 99.2

                                                     NEWS

 FOR IMMEDIATE RELEASE                                                                                         CONTACT: Craig Tireman
 April 21, 2005                                                                                                                                            (201) 476-5410

BUTLER TO BEGIN TRADING UNDER SYMBOL BUTLE ON NASDAQ

Montvale, NJ, April 21, 2005   Butler International, Inc. (Nasdaq: BUTLE) today announced that at the opening of business on April 21, 2005, a fifth character "E" will be appended to the Company's trading symbol so that it will be changed from BUTL to BUTLE.  The Company received the anticipated notice from NASDAQ that as a result of not timely filing the Form 10-K it is not in compliance with NASDAQ's listing requirements.  The Company must request a hearing in accordance with Marketplace Rule 4800 Series to continue trading under the symbol "BUTLE".  The Company reaffirmed its intent to request from NASDAQ a further extension for compliance under Rule 4310(c)(14).  The Company anticipates filing its Form 10-K before such hearing and at such time the trading symbol will return to "BUTL".

        In connection with the audit of its 2004 consolidated financial statements, the Company, along with its independent public accountants, is conducting a review of the classification of receivables from Chief Executive Magazine for the years ended December 31, 2004 and 2003.  The review may entail a reclassification of a portion or all of the receivables totaling $3.1 million from current assets to long-term assets, which may lead to a restatement for the year ended December 31, 2003.  The Company does not expect that a reclassification or restatement would impact earnings.

 About Butler International

Butler International is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings.  Butler's global services model provides clients with onsite, offsite, or offshore services delivery options customized appropriately to their unique objectives.  During its 59-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more.  If you would like to find out more about Butler's value-added services, visit us on the web at www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission.  Such risks and uncertainties may not be controllable by the Company.  To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM
World Headquarters, 110 Summit Avenue, Montvale, NJ 07645 (201) 573-8000
www.butler.com